EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Employment Agreement” or “Agreement”) dated as of January 1, 2008 (the “Effective Date”) by and between Destination Software, Inc., a corporation having an office and principal place of business at 137 Hurffville Crosskeys Rd., Sewell, NJ 08080 (hereinafter referred to as the "Company") and David Rosenbaum, an individual residing in Cincinnati, Ohio (hereinafter referred to as the "Employee").

WITNESSETH :

WHEREAS, the Employee is currently an independent contractor of Company; and

WHEREAS, Green Screen Interactive Software LLC (“GSIS”) has acquired all of the stock of Company; and

WHEREAS, Company and Employee desire Employee to be employed by Company under the terms of this Employment Agreement;

WHEREAS, the Company wishes to protect its business, good will and confidential and proprietary information.

NOW, THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and set forth, and for other good and valuable consideration, made over by each party to the other, the receipt and sufficiency of which are hereby acknowledged, it is covenanted and agreed as follows:

1.      Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to employment with the Company, upon and subject to the terms and conditions of this Agreement.

2.      Term.  The term of this Agreement shall begin on the date hereof (the “Commencement Date”) and shall continue for a period of four (4) years, unless sooner terminated in the manner provided for herein (the “Term”).  In addition the parties agree to discuss the renewal of this Agreement starting at least six (6) months prior to the end of the Term.  As used herein, the term “Contract Year” shall mean each of the four 12 month periods during the Term beginning on the Effective Date or the anniversary of the Effective Date.

3.     Compensation.

A.           Base Salary.  For all services to be rendered by the Employee to the Company under this Agreement, or otherwise, the Company shall pay to the Employee a base salary (“Base Salary”) at the rate of Three Hundred Seventy Five Thousand Dollars ($375,000) for each of the first two Contract Years and Four Hundred Thousand Dollars ($400,000) for each remaining Contract Year, which sum shall be paid on such basis as the Company shall reasonably determine, but not less frequently than monthly.  It is understood that the Company may, in its sole discretion, increase said base salary without affecting any of the other terms of this Agreement.

B.           Bonuses.  (i)  Employee shall annually receive a bonus of $375,000 for each of the first two Contract Years and $400,000 for each of the final two Contract Years, payable in equal semi-annual installments within 30 days of the end of the relevant six month period (the “Minimum Bonus”). (ii)  In addition, Employee shall be eligible to receive an additional bonus based on reasonable semi-annual North American sales and/or profits targets for Company and GSIS, and other milestones, including, without limitation, establishing a fully functional national sales force and establishing direct relationships with specific major retailers, the specifics of which are to be set on a semi-annual basis by the Company and GSIS (the “Additional Bonus”).  Any Additional Bonus amounts shall be payable semi-annually, within 60 days of the end of the relevant six month period.  The Additional Bonus will be $750,000 per Contract Year ($375,000 semi-annually) if the goals are met, but not exceeded.

C.           Equity.  Employee shall be eligible to participate in any incentive equity option plan GSIS may have, subject to the discretion of GSIS or its compensation committee, taking into account Employee’s senior management role in the Company, among other things.

4.  Social Security and Withholding.  All compensation provided for in this Agreement shall be subject to the Company deducting therefrom such Social Security, withholding and any other payments as may be required by law.

5.  Duties.

A.           During the Term, the Employee will hold the initial office of Senior Vice President of Sales of the Company and such other office(s) of the Company and/or its affiliates to which he may be elected or appointed, and Employee shall perform all duties incidental thereto as may be prescribed by the Company from time to time. The Employee shall report to the President of the Company, currently Susan Kain.  The precise services and responsibilities of the Employee may be extended or curtailed, from time to time, at the direction of the Company, in its sole discretion.  In the event that the Employee is now or shall in the future be elected or appointed as an officer of the Company or of any affiliate of the Company during the Term, the Employee will serve in such capacity or capacities without further compensation; however, nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of the Employee as such officer.

B.           The Employee warrants and represents (and breach hereof shall be cause for termination by the Company of this Agreement for Cause) that (i) he is not under any contractual or other obligations of any sort which will (a) prevent him from performing fully all of his obligations hereunder, and/or (b) vest in any other person, firm or corporation any right to recover damages as a result of the Employee's performance hereunder, and/or (c) permit any other person or entity to enjoin or otherwise prevent full compliance by him hereunder; and (ii) he is not party to, either directly or indirectly, to any agreement with COKem International, Ltd. (“COKem”) and or Jack of All Games, Inc. (“Jack”) except for confideantaility and nondisclosure provisions under the prior agreement with Jack. Employee hereby indemnifies and holds harmless Company, GSIS, their subsidiaries, affiliates, successors, licensees and assigns, from and against any (i) claim, liability, cost or expense including reasonable attorneys' fees and costs, arising out of the breach or alleged breach, of Employee’s representations, warranties, covenants or agreements contained in this Agreement; and/or (ii) claim, liability, cost or expense including reasonable attorneys' fees and costs, arising out of any claim made by COKeM and/or Jack, their parent companies, subsidiaries, affiliates, successors, licensees and assigns, relating to any agreement(s) between such companies and Employee.

C.           Company agrees that Employee may perform his duties and reside either in Cincinnati, Ohio and/or Naples, Florida.  Employee agrees to travel as is necessary to perform his duties.

6.  Extent of Services.  The Employee shall devote his entire, full time, attention, energies and best efforts to the business of the Company, and shall not during the Term be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made.  The Employee agrees to perform faithfully and to the best of his ability all assignments given him by the Company.

7.   Benefits.  During the Term:

A.           Vacation. The Employee shall be entitled to a vacation of twenty (20) working days during each Contract Year, or pro rata for a portion of a Contract Year.   The time or times of said vacation shall be determined by the mutual agreement of the Company and the Employee.

B.           Benefits.  The Employee and his dependents, if applicable, shall be eligible to participate in any plan of the Company relating to group life insurance, medical coverage, dental coverage, disability insurance, education and/or other retirement or employee benefit plans or programs that the Company has adopted or may adopt for the benefit of its executive employees (“Plans”).  The Employee acknowledges and agrees that the Company shall have the absolute right, at any time and from time to time, to modify, amend, replace and/or discontinue any of the Plans and  Employee’s coverage (and that of his eligable family members)  shall be consistent with the Company’s policy for payment of insurance premiums for its other executives.  Nowithstanding anything to the contrary contained above, Company shall pay 100% of premiumns for all Company-provided insurance for Employee and his eligible dependents.

C.           Expenses.  The Employee is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items; provided, however, that any single such expense in excess of $500 must be approved in advance by the Company, with the exception of air travel which Company agrees may be business class.  The Company will pay for and/or reimburse the Employee for all such expenses upon the presentation by the Employee, within thirty (30) days of the date incurred, of an itemized account of such expenditures and invoices and/or such other verification of such expenses as may be requested by the Company.

8.   Title to Business.  The Employee shall keep and maintain accurate, detailed and legible records of all work performed by the Employee on behalf of the Company, including, but not limited to, specific proposals to clients and customers, proposals and presentations, the Employee's work product and other ideas created and implemented during the Term.  All right, title, and interest in and to all of the above, together with any and all books, records, accounts, good will, all related business and all other business conducted by the Company, or the Employee on the Company's behalf, whether produced by the Employee or not, and any renewals thereof, shall remain in the Company before and after the termination of this Agreement for any reason.

9.   Ventures.  If, during the Term of this Agreement, the Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company.  The Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to the Employee as provided in this Agreement.  This provision shall not apply to any equity ownership of Employee in Company, GSIS or their subsidiaries.

10.  Life Insurance.  The Company may, in its discretion, at any time after the execution of this Agreement, apply for and procure as owner, and for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Company may choose.  The Employee shall have no interest whatsoever in any such policy or policies, but shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be reasonably required by the insurance Company or companies to whom the Company has applied for such insurance.

11.  Confidentiality of Information.

A.           The Employee acknowledges and recognizes that in the course of his employment hereunder he will become acquainted with confidential and/or proprietary information of the Company, (all of such confidential and/or proprietary information being collectively referred to as "Confidential Information"). “Confidential Information” includes, but is not limited to, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or its affiliates, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company, whether developed by the Employee or by others, as well as all such information of affiliates of Company, including GSIS and other subsidiaries and affiliates of GSIS.  In recognition of the foregoing, the Employee agrees that he will keep secret and confidential any and all Confidential Information and that he will not, directly or indirectly, without the prior written consent of the Company, either during the Term or at any time thereafter, except as may be required in the course of his employment hereunder:

(i)  Communicate, divulge or otherwise disclose any such Confidential Information to any person or entity; and/or

(ii)  Use or attempt to use any such Confidential Information for any purpose or in any manner, including, without limiting the foregoing, for the purpose of inducing or attempting to induce any account, client and/or customer of the Company to become an account, client and/or customer of the Employee or of any person or entity with which the Employee is affiliated in any capacity; and/or for any purpose which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.

B.           All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by him on its behalf, or generated or obtained by him during the course of his employment, shall be and remain the property of the Company.  The Employee shall be deemed the bailee thereof for the use and benefit of the Company and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company.  The Employee acknowledges that this property is confidential and/or proprietary and is not readily accessible to the Company's competitors. Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

C.           The products and proceeds of Employee’s services hereunder that Employee may acquire, obtain, develop or create during the term of this Agreement, or that are otherwise made at the direction of the Company or with the use of the Company’s or its affiliates’ facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs, inventions, products, programs, procedures, formats, intellectual properties, and other materials of any kind created or developed or worked on by the Employee during his employment by the Company (collectively, “Works”), shall be considered a “work made for hire,” as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright or patent thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name, and the Employee will not have any right, title or interest of any nature or kind therein except to the extent that the Employee is required to use such Works in connection with his employment by the Company.  Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Employee at any time during the Term of his employment will be a result or proceed of the Employee’s services under this Agreement.  Furthermore, the Employee’s right to any compensation or other amounts under this Agreement will not constitute a lien on any results or proceeds of the Employee’s services under this Agreement. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers and agrees to assign and transfer to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work (“Derivative Work”); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. Employee also hereby waives in writing any moral or other rights that he has under state or federal laws, or under the laws of any foreign jurisdiction, which would give him any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle him to receive additional compensation from the Company. Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. Employee hereby appoints the officers of the Company as Employee’s attorney-in-fact to execute documents on behalf of Employee for this limited purpose.

             D.              For the purposes of this Paragraph 11, subparagraphs A and B, “Company” shall be deemed to include GSIS and its subsidiaries and affiliates.

12.   Covenant Not to Compete.

A.           In order to induce the Company to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the Employee agrees as follows:

(i)  The Employee hereby agrees that he shall not, during the period of his employment and for the period that he is receiving any payments from the Company as severance under Paragraph 13 B, directly or indirectly, within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee’s employment or on the date of termination of the Employee’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder (of more than 5% of the outstanding stock of any business which is publicly traded, or of options to purchase more than 5% of the outstanding stock of any such business which is publicly traded), joint venturer, employee, consultant or otherwise) competitive with the Company’s business activities.

(ii)  The Employee hereby agrees that he shall not, during the period of his employment and for the longer of a period of one (1) year following such employment or the period that he is receiving any payments from the Company pursuant to Paragraph 13 B of this Agreement, directly or indirectly solicit any of the Company’s customers, or persons listed on the personnel lists of the Company, nor shall the Employee attempt to cause any person, firm or corporation which is a customer or client of or has a contractual relationship with the Company at the time of the termination of his employment to terminate such relationship with the Company, and this provision shall apply regardless of whether such customer, client or contracting party has a valid contractual arrangement with the Company.  Except as required by law or legal process, at no time during the Term, or thereafter shall the Employee, engage in any conduct, directly or indirectly, that disparages the commercial, business or financial reputation of the Company.  Except as required by law or legal process, at no time during the Term, or thereafter shall the Employer or any executive officer of the Company, engage in any conduct, directly or indirectly, that disparages the professional, business, financial or personal reputation of the Employee.  The above language with respect to solicitation of personnel shall not apply to Employee’s current assistant, Traci Hutmeier, and to Employee’s son, Don Rosenbaum.

(iii)  For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provision of subparagraph (ii) above prohibit him, during the period referred to therein, from directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.  Furthermore, for purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provision of subparagraph (ii) above prohibit him from engaging, hiring, retaining, or otherwise employing any person who was an officer or employee of the Company at the time of the termination of Employee’s employment, or cause such person to otherwise become associated with the Employee or with any other person, corporation, partnership or other entity with which the Employee may thereafter become associated.  This provision shall not apply to the solicitation and/or hiring of Employee’s son, Don Rosenbaum or any dedicated personal assistant of Employee.

B.           The Employee represents that he has, prior to the execution of this Agreement, reviewed this Agreement thoroughly with his legal counsel.

C.           Employee acknowledges that the restrictions contained in Paragraphs 11 and 12 hereof are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions.  By reason of the foregoing, Employee agrees that if he violates any of the provisions of Paragraphs 11 and/or 12 hereof, the Company would sustain irreparable harm and, therefore, the Employee hereby irrevocably and unconditionally (i) agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise at law or in equity, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, (ii) agrees that such relief and any other claim by the Company pursuant hereto may be brought in any court of general jurisdiction in New York, (iii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which the Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions hereof.

D.           The Employee agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.  The Employee will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

E.           In the event of any breach or violation of any of the restrictions contained in subparagraph A. above, any time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

F.           If any commission, fee or other sum becomes payable to the Employee, or any person or entity with which the Employee is affiliated in any capacity, as a result of a violation by the Employee of any of the provisions of Paragraph 11 or of subparagraph A. of this Paragraph 12, then, in addition to any other legal and equitable remedies and/or contractual rights the Company may have, the Employee agrees to pay or cause the person or entity with which he is affiliated to account to the Company for and pay over to the Company any and all commissions, fees, profits, remuneration or other financial benefits obtained in connection with any such violation, and the Company may offset such amounts against any monetary obligations of the Company may have to the Employee hereunder or in connection with any other agreement between the Company and the Employee.

G.           In the event of a breach or threatened breach by the Employee of any of the provisions of Paragraphs 11 or 12, the Company shall be entitled to seek injunctive relief and the Employee agrees that it shall not be a defense to any request for such relief that the Company has an adequate remedy at law.  Notwithstanding the foregoing, the Company shall have such other remedies as may be appropriate under the circumstances, including, inter-alia, recovery of damages occasioned by such breach, all of which shall be cumulative and not exclusive.  The existence of any claim or cause of action of the Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of the covenants of Paragraphs 11 and/or 12.  Each of the foregoing covenants shall be severable from the others.

H.           It is the intent of the parties hereto that the covenants contained in Paragraphs 11 and 12 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company).  Accordingly, it is hereby agreed that if any of the provisions of Paragraphs 11 or 12 hereof shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

I.     If any provision contained in Paragraphs 11 or 12 hereof is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be deemed by the parties hereto as a permitted modification of this Agreement and be enforceable as contemplated hereby.

J.     Without prejudice to any other right or remedy which may be available to the Company, to the maximum extent permitted by law, the Company shall have the right to set-off against and deduct from any payments due from the Company to the Employee (whether under this Agreement or otherwise) any loss or damage suffered by the Company in the event of any breach by the Employee of any of his covenants, agreements or obligations under this Agreement.

K.   For the purposes of Paragraph 12, subparagraph A, all references to “Company” shall be deemed to include GSIS and its subsidiaries and affiliates except for the first reference to “Company” in such subparagraph.

13.	Termination.

           A.                This Agreement shall terminate as follows:

(i)  Immediately upon the death or Permanent Disability (hereinafter defined) of the Employee.  Any base salary or other payments accrued or due to the Employee, as of the date of such termination, shall remain due and payable and shall be paid by the Company to the Employee or the Employee’s estate, as the case may be, as soon as practicable thereafter, but no later than sixty (60) days from the effective date of termination.  For purposes hereof, “Permanent Disability” shall mean the inability of the Employee to perform his duties hereunder due to mental or physical illness or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and the Employee) for a period of more than 90 consecutive days (or more than 90 days during any 260 day period).  During any period of disability prior to termination on account of Permanent Disability, the Employee shall continue to be paid his base salary under Paragraph 3 above and be provided with the benefits referred to in Paragraph 7.B. above.  The Company will be entitled to deduct from all payments to be made to the Employee during any disability period an amount equal to all disability payments payable to the Employee from Workers’ Compensation, Social Security and/or any disability insurance policies or programs maintained by the Company, as the case may be.

(ii)  By the Company for “Cause” (defined below) immediately upon written notice from the Company to the Employee (subject to any cure periods set forth herein). For purposes hereof, the term “Cause” shall mean any of the following events:    (a) Employee being convicted of or pleading guilty or no contest to a felony in a court of law or any other crime or offense involving money or other property of the Company; or (b) the refusal of Employee to follow the proper written direction of the board of directors of Company (the “Board”), provided that the foregoing refusal shall not be “Cause” if Employee in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; or (c) substantial and continuing willful refusal by Employee to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to Employee by the Board or its chairman, specifically identifying  the manner in which it is believed that Employee has substantially and continually refused to perform his duties hereunder; or (d) a material breach by the Employee of a fiduciary duty or duty of loyalty to the Company; or (e) the misappropriation of any asset or opportunity of the Company by or on behalf of the Employee; or (f) the breach of any representation or warranty made by Employee in Paragraph 5 B of this Employment Agreement.  Except with respect to (a) above, Employee may only be terminated if such breach is not cured within fifteen (15) days after written notice from the Company to the Employee setting forth the breach; provided, however, that the Employee shall not be entitled to such notice and opportunity to cure more than two (2) times during any twelve (12) consecutive month period. In the event that this Agreement is terminated by the Company for “Cause” or by the Employee other than pursuant to subparagraph C below, then the Company shall have no further obligations hereunder, except that the Employee’s Base Salary and accrued but unpaid Minimum Bonus to which the Employee shall be entitled for any periods prior to termination shall be prorated to the date of termination and shall be paid to the Employee as well as any earned but unpaid Additional Bonus (subject to any right of set-off in favor of the Company).

B.           If the Employee’s employment is terminated by Company without Cause, the Employee will, subject to executing a waiver and release in a form reasonably satisfactory to Company, receive an amount equal to his Base Salary plus Minimum Bonus pursuant to Paragraph 3 B (i).  Such amount shall vary depending upon when during the Term Employee’s employment was terminated and shall be paid to Employee in equal installments for the following periods, paid in the amounts and in accordance with Company’s then current payroll schedule as follows:

(i)           If the termination occurs during the first twelve (12) months of the Term, the period is the remainder of the first twenty-four (24) months of the Term.  The total severance payment shall be the amount equal to two years Base Salary and Minimum Bonus, minus Base Salary and Minimum Bonus amounts already paid to Employee; or

(ii)           If the termination occurs on or after the end of the first twelve (12) months and on or before the end of the first thirty-six (36) months of the Term, the period shall be twelve (12) months.  The total severance payment shall be the amount equal to twelve months of Base Salary and twelve months of Minimum Bonus; or

(iii)           If the termination occurs after the first thirty-six (36) months of the Term, the period shall be the remainder of the Term.  The total severance payment shall be the amount of unpaid Base Salary and Minimum Bonus remaining for the Term.

C.   Employee shall be entitled to terminate this Agreement if there is a material breach of this Agreement by Company which is not cured within fifteen (15) business days of written notice of such breach to Company.  Employee shall also be entitled to terminate this Agreemnt upon notice to Company within six months after a Change in Conrtol has occurred and not be deemed to be in breach of this Agreement. For purposes of this Agreement, the term “Change in Control” shall mean (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than Company, GSIS, any trustee or other fiduciary holding securities under any employee benefit plan of Company or GSIS, or any company owned, directly or indirectly, by the stockholders of Company or GSIS or any of the current equity owners of GSIS), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of GSIS representing more than fifty percent (50%) of the combined voting power of GSIS’s then outstanding securities; or (ii) the equity owners of GSIS approving a merger or consolidation of GSIS with any other corporation, other than a merger or consolidation which would result in the voting securities of GSIS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of GSIS or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of GSIS (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of GSIS’s then outstanding securities shall not constitute a Change in Control of GSIS. In the event of termination by Employee pursuant to this Paragraph 13 C, Employee shall be paid as if his employment were terminated by Company for Cause under Section 13 A (ii) above.

14.  Choice of Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.  Employee agrees to and does hereby submit to the exclusive jurisdiction before any state or federal court located in New York County, New York in connection with any claims, disputes or disagreements regarding this Agreement.

15.  Amendment or Alterations.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both the Company and the Employee.

16.  Notices.  All notices and other communications hereunder shall be deemed to have been given if in writing and sent by commercial overnight courier service (e.g., Federal Express) or mailed certified or registered mail, postage prepaid, return receipt requested, as follows, or to such other address as either party may designate upon at least ten (10) days prior written notice:

A.           To the Company:

          Destination Software, Inc.
137 Hurffville Crosskeys Road
Sewell, NJ 08080
Attn. President

With a copy to:

Green Screen Interactive Software, LLC
575 Broadway
New York, NY 10012
Attn.: General Counsel

B.           To the Employee:

David Rosenbaum
9435 Shawnee Run
Cincinnati, OH  45243

With a copy to:

Robert E. Brant, Esq.
Katz Teller Brant & Hild LPA
255 East Fifth Street, Suite 2400
Cincinnati, OH 45202

17.  Waiver of Breach.  No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

18.  Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

19.  Entire Agreement. This Agreement is intended to and shall supersede and replace any and all prior agreements and understandings between the parties hereto with respect to the employment of the Employee by Company.  This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification, amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.

20.  Survival. The provisions of Paragraphs 5B, 8, 11, 12, 20 and 21 shall survive the expiration or termination of this Agreement for any reason whatsoever.

21.  Miscellaneous.

A.           The Employee agrees that the obligations of the Company hereunder shall be limited to the Company only, and the Employee agrees that he shall not bring any claim or suit against any director or shareholder of the Company or any other person other than the Company for any breach or default by the Company of its obligations hereunder.

B.           If any, provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

C.           No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

D.           BOTH PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE COMPANY TO HIRE EMPLOYEE.

ACCEPTED AND AGREED.

DESTINATION SOFTWARE, INC.

By: /s/ Susan Kain
Name: Susan Kain
Title: President

EMPLOYEE:

/s/ David Rosenbaum
David Rosenbaum